DESCRIPTION OF SECURITIES
As of December 31, 2025, Kyivstar Group Ltd. (the “Company,” “Kyivstar,” “we,” “us,” or “our”) had two classes of securities under Section 12 of the Securities Exchange Act of 1934, as amended: our common shares, par value $0.01 per share (“Common Shares”) and public warrants to purchase our Common Shares “Warrants”). Set forth below is a summary of certain information concerning (i) our Common Shares as well as a description of certain material terms of our Bye-Laws and relevant provisions of Bermuda law and (ii) our Warrants. Because the following is only a summary, it does not contain all of the information that may be important to you. The following summary is not intended to be complete and is qualified in its entirety by reference to applicable Bermuda law and our Bye-Laws in respect of the Common Shares, and our warrant agreement in respect of the Warrants. Our Bye-Laws and the warrant agreement have been publicly filed with the Securities and Exchange Commission. Capitalized terms herein and not otherwise defined are defined in our Annual Report on Form 20-F.
General
The Company is an exempted company limited by shares, incorporated under the Companies Act 1981 of Bermuda (the “Bermuda Companies Act”) on March 7, 2025. Our registered office is located at Victoria Place, 31 Victoria Street, Hamilton HM 10, Bermuda. Our registration number with the Registrar of Companies in Bermuda is 202504557. As set forth in our Memorandum of Association, Kyivstar Group Ltd. was formed with unrestricted business objects, with all the capacity, rights, powers and privileges of a natural person.
Kyivstar Group Ltd. may issue Common Shares from time to time. This description summarizes the material terms of the Common Shares.
As of December 31, 2025, there were [230,863,624] Common Shares issued and outstanding.
Authorized Share Capital
Kyivstar Group Ltd. was incorporated on March 7, 2025 with an authorized share capital of $2,000,000, divided into 2,000,000,000 Common Shares, with a nominal value of $0.001 each, all of which are designated as Common Shares. On June 13, 2025, the entire issued and unissued share capital of the Company was consolidated on a 10:1 basis into 200,000,000 Common Shares of nominal value $0.01, with no change to the $2,000,000 authorized share capital. On July 8, 2025, Kyivstar Group Ltd. increased its authorized share capital to 265,430,000 Common Shares of nominal value $0.01 by written resolution of its sole shareholder in accordance with our Bye-Laws.
Subject to our Bye-Laws and to any shareholders’ resolution to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, for such time as we have authorized but unissued share capital the Board has the power to issue Common Shares on such terms and conditions as the Board may determine. Any increase in our authorized share capital requires the approval of more than 50% of the shares voted (a “simple majority”) at a shareholders’ meeting (a “general meeting”).
We may increase, divide, consolidate, change the currency or denomination of or reduce our share capital with the approval of a simple majority of our shareholders voting in general meeting.
We may also purchase our own shares for cancellation or acquire them as treasury shares in accordance with Bermuda law on such terms as the Board may determine. All rights of any share held in treasury are suspended and may not be exercised while the share is held by Kyivstar Group Ltd. in treasury.
Further, we may, under our Bye-Laws, at any time request any person we have cause to believe is interested in our shares to confirm details of our shares in which that person holds an interest.
Rights of Holders of Common Shares

The holders of Common Shares are, subject to our Bye-Laws and Bermuda law, generally entitled to enjoy all the rights attaching to Common Shares detailed below.
Except for treasury shares, each fully paid Common Share entitles its registered holder to:
•receive notice of, attend and participate in general meetings;
•have one vote per Kyivstar Group Ltd. Common Share on all issues voted upon at a general meeting, except for the purposes of cumulative voting for the election of the Board, in which case each Kyivstar Group Ltd. Common Share shall have the same number of votes as the total number of members to be elected to the Board and all such votes may be cast for a single candidate or may be distributed between or among two or more candidates;
•receive dividends approved by the Board (any dividend or other money payable in respect of a share which has remained unclaimed for six years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by Kyivstar Group Ltd.);
•in the event of our liquidation, receive a pro rata share of our surplus assets; and
•exercise any other rights of a common shareholder set forth in our Bye-Laws and Bermuda law.
There are no sinking fund provisions attached to any of our shares. Holders of fully paid Common Shares have no further liability to Kyivstar Group Ltd. for capital calls.
(1)Shareholders’ Meetings
Shareholders’ meetings (also known as general meetings) are convened and held in accordance with our Bye-Laws and Bermuda law. Registered holders of shares as of the record date for the shareholder meeting may attend and vote at such shareholder meeting.
Annual General Meeting
Our Bye-Laws and Bermuda law provide that our annual general meeting must be held each year at such time and place as the CEO or the Board may determine and may be held virtually by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously. Presence at such meeting by electronic means constitutes presence “in person” for all general meetings, as provided for in the Bermuda Companies Act.
Convening the annual general meeting requires that 10 clear days’ prior notice be given to each registered shareholder entitled to attend and vote at such annual general meeting. The notice must state the date and time at which the meeting is to be held, that the meeting is to be held virtually or (if held in person) the meeting venue, that the election of directors will take place and, as far as practicable, any other business to be conducted at the meeting.
Under Bermuda law and our Bye-Laws, qualifying shareholders may, at their own expense (unless the company otherwise resolves), require a company to: (a) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholders may properly propose for consideration at the next annual general meeting; and (b) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (1) any number of shareholders representing not less than 5.0% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (2) not less than 100 registered shareholders.
Special General Meeting
The CEO or the Board may convene a special general meeting whenever such a meeting is deemed necessary. The Board must also, on the requisition in writing of shareholders holding not less than 10.0% of our paid up voting share capital, convene a special general meeting. Each special general meeting shall be held at such time and place as the CEO or the Board may decide.
Convening a special general meeting requires that 10 clear days’ notice be given to each shareholder entitled to attend and vote at such meeting. The notice must state the date and time at which the meeting is to be held, if the meeting is to be held virtually or (if held in person) the meeting venue and, if possible, the business to be conducted at the meeting.
Our Bye-Laws state that notice for all shareholders’ meetings may be given by:
•delivering such notice to the shareholder in person;
•sending such notice by letter or courier to the shareholder’s address as stated in the register of shareholders;
•transmitting such notice by electronic means in accordance with directions given by the shareholder; or
•accessing such notice on our website.
Shorter Notice for General Meetings
A shorter notice period will not invalidate a general meeting if it is approved by either: (a) in the case of an annual general meeting, all shareholders entitled to attend and vote at the meeting, or (b) in the case of a special general meeting, a majority of shareholders having the right to attend and vote at the meeting and together holding not less than 95.0% in nominal value of the shares giving a right to attend and vote at the meeting. The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any shareholder entitled to receive notice shall not invalidate the proceedings at that meeting.
Postponement or cancellation of general meeting
The Board may postpone or cancel any general meeting called in accordance with the Bye-Laws (other than a meeting requisitioned by shareholders) provided that the notice of postponement or cancellation is given to each shareholder before the time for such meeting.
Quorum
Subject to the Bermuda Companies Act, under Bermuda law and our Bye-Laws, at any general meeting, two or more persons present in person at the start of the meeting and who have the right to attend and vote at the meeting and hold or represent in person or by proxy at least 50.0% of our total issued and outstanding shares at the relevant time will form a quorum for the transaction of business. Participation in a meeting held virtually by means of such telephone, electronic or other communication facilities that permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, shall constitute presence in person at such meeting, as provided for in the Bermuda Companies Act.
If within half an hour from the time the meeting commenced a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed canceled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time. The CEO may determine whether the meeting is to be held virtually, or (if held in person) the meeting venue, or if another day or time is more appropriate. If the meeting shall be adjourned to the same day one week later or the CEO shall determine that the meeting is adjourned to a specific date, time and place, it shall not be necessary to give notice of the adjourned meeting other than by announcement at the meeting being adjourned. At such adjourned meeting, that the presence of two or more persons present in person (including by electronic means) at the start of the meeting and having the right to attend and vote at the meeting and hold or represent in person or by proxy at least thirty-three and two-thirds percent (33²⁄₃%) of the total issued voting shares in the Company shall form a quorum for the transaction of business. If the CEO shall determine that the meeting be adjourned to an unspecified date, time or place, fresh notice of the resumption of the meeting shall be given to each shareholder entitled to attend and vote thereat. A meeting may not be adjourned to a day which is more than 90 days after the day originally appointed for the meeting.
Voting
Under Bermuda law, the voting rights of our shareholders are regulated by our Bye-Laws and, in certain circumstances, the Bermuda Companies Act. The registered holders of Common Shares, subject to the provisions of our Bye-Laws, are entitled to one vote per common share, except where cumulative voting applies when electing directors.
Subject to Bermuda law and our Bye-Laws, a resolution may only be put to a vote at a general meeting of any class of shareholders if:
•it is proposed by or at the direction of the Board;
•it is proposed at the direction of a court;
•it is proposed on the requisition in writing of such number of shareholders as is prescribed by, and is made in accordance with, the relevant provisions of the Bermuda Companies Act or our Bye-Laws; or
•the chairman of the meeting in his absolute discretion decides that the resolution may properly be regarded as within the scope of the business of the meeting.
In addition to those matters required by Bermuda law to be approved by a simple majority of shareholders voting at any general meeting, the following actions require the approval of a simple majority of the votes cast at any general meeting:
•any sale of all or substantially all (being in excess of sixty-six and two-thirds percent (66²⁄₃%) by value) of our assets;
•the appointment of an auditor;
•removal of directors; and
•any increase in our authorized share capital beyond its current limits.
Any question proposed for the consideration of the shareholders at any general meeting may be decided by the affirmative votes of a simple majority of the votes cast, except for:
•voting for directors, which requires directors to be elected by cumulative voting at each annual general meeting;
•changes to our Bye-Laws, which require a resolution to be passed by shareholders representing not less than 66 2/3% of the total voting rights of the shareholders who vote in person or by proxy on the resolution;
•any merger, consolidation, amalgamation, conversion, reorganization of share capital (save that the creation of depository interests or similar interests, instruments or securities representing shares shall not constitute a reorganization of capital for these purposes), scheme of arrangement, dissolution or liquidation, which requires a resolution to be passed by shareholders representing not less than 66 2/3% of the total voting rights of the shareholders who vote in person or by proxy on the resolution;
•loans to any director, which require a resolution to be passed by shareholders representing not less than 90.0% of the total voting rights of the shareholders who vote in person or by proxy on the resolution; and

•the discontinuation of Kyivstar Group Ltd. to a jurisdiction outside Bermuda, which requires a resolution to be passed by shareholders representing not less than 66 2/3% of the total voting rights of the shareholders who vote in person or by proxy on the resolution.
Our Bye-Laws require voting on any resolution at any meeting of the shareholders to be conducted by way of a poll vote. Except where cumulative voting is required for the election of directors, each person present in person (including electronically) and entitled to vote at a meeting of the shareholders shall have one vote for each common share of which such person is the registered holder, or for which such person holds a proxy and such vote shall be counted by ballot or, in the case of a general meeting at which one or more shareholders are present by electronic means, in such manner as the chairman of the meeting may direct. A person entitled to more than one vote need not use all its votes or cast all the votes it uses in the same way.
Transfer Restrictions
For such time as the Common Shares are fully listed on the Nasdaq (or another appointed exchange, as determined from time to time by the Bermuda Monetary Authority), there are no Bermuda law transfer restrictions applicable to the Common Shares. Were any of the Common Shares to not be fully paid, our Bye-Laws permit the Board to decline to register a transfer. At such time as the Common Shares cease to be listed on the Nasdaq (or another appointed exchange, as determined from time to time by the Bermuda Monetary Authority), the Bermuda Exchange Control Act 1972 and associated regulations require, except in limited circumstances, that the prior consent of the Bermuda Monetary Authority be obtained for any transfers of shares.
Foreign Shareholders
Our Bye-Laws have no requirements or restrictions with respect to foreign ownership of our shares.
Board of Directors
Kyivstar Group Ltd. is governed by the Board who, under our Bye-Laws, may delegate management of the business and affairs of the Company to the CEO and the Officers of the Company under the direction of the Board and on such terms as the Board may from time to time determine. Subject to certain material business decisions that are reserved to the Board, the Board generally delegates day-to-day management of our company to our CEO.
Our Bye-Laws provide that the Board shall consist of such number of directors being not less than five directors and not more than eleven directors, as the Board shall from time to time determine, subject to approval by our shareholders. Our current Board consists of ten (10) directors, all of whom holding office until our 2026 annual general meeting.
All directors are elected by our shareholders to the Board through cumulative voting at the annual general meeting. Each voting share confers on its holder a number of votes equal to the number of directors to be elected. The holder may cast those votes for candidates in any proportion, including casting all votes for one candidate.
Under our Bye-Laws, the amount of any fees or other remuneration payable to directors is determined by the Board upon the recommendation of the Remuneration Committee of the Board, to which the Board can from time to time delegate certain of its responsibility for review and determination of compensation. We may repay to any director such reasonable costs and expenses as he or she may properly incur in the performance of his or her duties.
There is no requirement for the members of the Board to own shares. A director who is not a shareholder will nevertheless be entitled to attend and speak at general meetings and at any separate meeting of the holders of any class of shares.
Neither Bermuda law nor our Bye-Laws establish any mandatory retirement age for our directors or executive officers.

Dividends and Dividend Rights
Pursuant to Bermuda law, we are prohibited from declaring or paying a dividend if there are reasonable grounds for believing that (a) we are, or would after the payment be, unable to pay our liabilities as they become due, or (b) the realizable value of our assets would, as a result of the dividend, be less than the aggregate of our liabilities.
The Board may, subject to our Bye-Laws and in accordance with the Bermuda Companies Act, declare a dividend to be paid to the shareholders holding shares entitled to receive dividends, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in shares or other assets, including through the issuance of our Common Shares or other securities, in which case the Board may fix the value for distribution in specie of any assets, shares or securities. We are not required to pay interest on any unpaid dividend.
In accordance with our Bye-Laws, dividends may be declared and paid in proportion to the amount paid up on each share. All our issued shares are currently fully paid. The holders of Common Shares are entitled to dividends if the payment of dividends is approved by the Board.
Dividends unclaimed for a period of six years from the proposed date of payment may be forfeited.
Our Bye-Laws and Bermuda law do not provide for pre-emptive rights of shareholders in respect of any new shares issued by us.
Change of Control
There is no statutory regulation of the conduct of takeover offers and transactions under Bermuda law.
Interested Party Transactions
The Board have the right to approve transactions with interested parties, subject to compliance with Bermuda law and our Bye-Laws. At the earliest possible opportunity, all directors’ interests must be fully disclosed, and in any event, prior to consideration by or voting on the transaction by the Board.
Liquidation Rights
If Kyivstar Group Ltd. is wound up, the liquidator may, with the sanction of a special resolution of the shareholders, divide among the shareholders in specie or in kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.
The liquidator may, with the same sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator thinks fit, but so that no shareholder may be compelled to accept any shares or other securities or assets on which there is any liability.
The holders of Common Shares, in the event of our winding-up or dissolution, are entitled to our surplus assets in respect of their holdings of Common Shares, pari passu and pro rata to the number of Common Shares held by each of them.
Register of Members
All of our issued Common Shares are registered on the register of members in accordance with applicable Bermuda law. Kyivstar Group Ltd. has notified the Registrar of Companies in Bermuda that a branch register of members of the company is maintained by the Transfer Agent, as permitted under the Bermuda Companies Act. Subject to the foregoing, the register of members of a company is generally open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.
Transfer Agent and Registrar
The transfer agent for Kyivstar Group Ltd. securities is Continental Stock Transfer & Trust Company.
Warrants
As of December 31, 2025, there were [7,666,528] Warrants outstanding.
Upon the consummation of the Business Combination, each Cohen Circle public warrant outstanding immediately prior to such Business Combination was assumed by us and converted into a Warrant. As of the closing date of the Business Combination, there were 7,666,667 Warrants issued and outstanding. Each Warrant continues to have and be subject to substantially the same terms and conditions as were applicable to such Cohen Circle public warrant immediately prior to the consummation of the Business Combination (including any redemption rights and cashless exercise provisions). Each Warrant entitles the holder thereof the right to acquire one Common Share at an exercise price of $11.50 per share (subject to adjustments) from thirty (30) days after the Closing Date and will expire five (5) years after the completion of the Business Combination, or earlier upon redemption or liquidation.
Redemption of Warrants
Not less than all of the outstanding Warrants may be redeemed, at our option, at any time while they are exercisable and prior to their expiration, at the office of the Warrant agent, upon notice to the registered holders of the Warrants, at a redemption price of $0.01 per Warrant; provided that (a) the last reported sales price of our Common Shares for any twenty (20) Trading Days (as defined in the Warrant Agreement) within the thirty (30) Trading-Day period ending on the third Trading Day prior to the date on which notice of the redemption is given equals or exceeds $18.00 per Common Share (subject to adjustment), and (b) there is an effective registration statement covering the issuance of the Common Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the period of not less than thirty (30) days prior to the redemption date or we have elected to require the exercise of the Warrants on a “cashless basis” pursuant to the terms of the Warrant Agreement.
In the event that we elect to redeem the Warrants, we shall fix a date for redemption (the “Warrant Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by us not less than thirty (30) days prior to the Warrant Redemption Date to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.
The Warrants may be exercised for cash (or on a “cashless basis” pursuant to the terms of the Warrant Agreement, if applicable) at any time after the notice of redemption shall have been given by us and prior to the Warrant Redemption Date. In the event that we determine to redeem the Warrants or require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to the terms of the Warrant Agreement, the notice of redemption shall contain instructions on how to calculate the number of Common Shares to be received upon exercise of the Warrants. On and after the Warrant Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the price per Warrant at which any Warrants are redeemed.
Comparison of Bermuda Corporate Law and U.S. Corporate Law
The following is a summary of certain significant differences between the Bermuda Companies Act (including modifications adopted pursuant to the Bye-Laws) and Bermuda common law applicable to us and holders of

Common Shares, on the one hand, and the provisions of the Delaware General Corporation Law applicable to U.S. companies organized under the laws of Delaware and their shareholders, on the other hand.
Duties of Directors
The Bermuda Companies Act authorizes the directors of a company, subject to such company’s bye-laws, to exercise all powers of the company except those that are required by the Bermuda Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. Our Bye-Laws provide that our business is to be managed by the Board. In accordance with Bermuda common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. Amongst others, the directors’ fidudciary duty includes the following essential elements:
(1)a duty to act in good faith in the best interests of the company;
(2)a duty not to make a personal profit from opportunities that arise from the office of director;
(3)a duty to avoid situations in which there is an actual or potential conflict between a personal interest or the duties owed; and
(4)a duty to exercise powers for the purpose for which such powers were intended.
The Bermuda Companies Act imposes a statutory duty on directors and officers of a Bermuda company:
(1)to act honestly and in good faith with a view to the best interests of the company; and
(2)to exercise the care, diligence and skill that a reasonably prudent person would exercise in    comparable circumstances.
The Bermuda Companies Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of such company.
Under Bermuda law, directors and officers generally owe fiduciary duties to the company itself, not to the company’s individual shareholders or members, creditors, or any class of shareholders, members or creditors. Our shareholders may not have a direct cause of action against our directors.
Under Delaware law, the business and affairs of a company are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the company and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that a director act in good faith, in an informed and deliberative manner, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of care also requires that directors exercise a duty of oversight, which requires directors to attempt in good faith to assure that the company implements adequate reporting and information systems and controls. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the company. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the company and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the company, per the “business judgment rule.” However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the company. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in certain situations, including in connection with self-interested or related party transactions, when the board of directors takes certain defensive actions, and in connection with a sale of control of the company.

(5)Interested Directors
Bermuda law provides that a transaction entered into by Kyivstar Group Ltd. in which a director has an interest will not be voidable by Kyivstar Group Ltd. and such director will not be liable to us for any profit realized pursuant to such transaction as a result of such interest, provided always that the nature of the interest is fairly disclosed at the first opportunity, either at a meeting of directors or in writing to the directors. While we are not aware of any Bermuda case law on the meaning of “first opportunity,” a Bermuda court will likely employ a practical interpretation of those words.
Subject to the Nasdaq rules and applicable U.S. securities laws, our Bye-Laws provide that having fully declared and disclosed any interest at the earliest opportunity and prior to any discussion of, or voting on, such transaction or matter by the Board, the Kyivstar Group Ltd. director may nevertheless vote thereon.
Under Delaware law, such transaction in which a director has a direct or indirect financial or other interest would not be voidable if: (i) the material facts as to such interested director’s relationship or interests in such transaction are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors; (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote on the matter; or (iii) the transaction is fair as to the company as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.
(6)Voting Rights and Quorum Requirements
Under Bermuda law, the voting rights of our shareholders are regulated by our Bye-Laws and, in certain circumstances, the Bermuda Companies Act. Subject to the Bermuda Companies Act and unless otherwise specified in our Bye-Laws, any question properly proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative vote of a simple majority of the votes cast and entitled to vote on the matter, and in the case of an equality of votes, the chairman of such meeting shall not be entitled to a second or casting vote and the resolution shall fail. Any individual who is a registered holder of our shares and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders, provided that the instrument appointing the corporate representative is in a form approved by our Board. Our Bye-Laws also permit attendance at general meetings by proxy, provided that the instrument appointing the proxy is in the form approved by our Board. The specific voting rights of our Common Shares are set forth in detail under “Rights of Holders of Common Shares—Voting.”
The quorum necessary for transacting business at a meeting of the holders of Common Shares is the presence in person (including by electronic means) of holders holding at least fifty percent (50%) (or thirty-three and two-thirds percent (33²⁄₃%) at any adjourned meeting) of the issued Common Shares. If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the CEO may determine. If the meeting shall be adjourned to the same day one week later or the CEO shall determine that the meeting is adjourned to a specific date, time and place, it shall not be necessary to give notice of the adjourned meeting other than by announcement at the meeting being adjourned.
Under Delaware law, unless otherwise provided in a company’s certificate of incorporation, each shareholder is entitled to one vote for each share of stock held by the shareholder. Delaware law provides that unless otherwise provided in a company’s certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of shareholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, and unless otherwise provided in a company’s certificate of incorporation or bylaws, the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at a meeting in which a quorum is present is required for shareholder action, and the affirmative vote of a plurality of shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of directors.
(7)Amalgamations, Mergers and Similar Arrangements
The amalgamation or merger of a Bermuda company with another company or corporation (other than, in limited circumstances, certain affiliated companies) requires the amalgamation or merger agreement first to be approved by the company’s board of directors and also by its shareholders. Our Bye-laws mandate the approval of 66 2/3% of the shareholders voting at a general meeting for an amalgamation or merger agreement to be approved.
Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.
Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote on such transaction. A shareholder of a company participating in certain merger and consolidation transactions may, under certain circumstances, be entitled to appraisal rights, such as having a court determine the fair value of the stock or requiring the company to pay such value in cash. However, such appraisal right is not available to shareholders if the stock received in such transaction is listed on a national securities exchange, including Nasdaq.
(8)Acquisitions
Under Bermuda law, an acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

(1)By a court-approved procedure under the Bermuda Companies Act known as a “scheme of arrangement.” The Bermuda Companies Act enables the Supreme Court of Bermuda to approve a scheme of arrangement between a company and its shareholders or any class of shareholders. If the requisite majority (being a majority in number of shareholders representing 66 2/3% in value) agrees to the acquisition of their shares pursuant to the terms of the scheme, and the Supreme Court sanctions the scheme, the remaining shares can be compulsorily acquired. Schemes may provide for the target’s shares to be either transferred or cancelled, but unlike a transfer scheme, a cancellation scheme requires the company to pass a solvency test prior to acquiring the shares for cancellation. In either case, dissenting shareholders do not have express statutory appraisal rights although shareholders have a right to appear at the hearing, and the Supreme Court will only sanction a scheme if the Supreme Court is satisfied that the scheme is fair. Shares owned by the acquirer can be voted to approve the scheme, but the Supreme Court will be concerned to see that the shareholders approving the scheme are fairly representative of the general body of shareholders.

(2)If the acquiring party is a company, by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the “offeror”), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any non-tendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

(3)Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.
Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with or into any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, and in the event the parent corporation does not own all of the stock of the subsidiary, dissenting shareholders of the subsidiary are entitled to certain appraisal rights. Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested shareholder” and may not engage in “business combinations” with the company for a period of three years from the time the person acquired 15% or more of voting stock.
(9)Dissenters’ Rights of Appraisal
Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders’ meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares. Under Bermuda law, each share of an amalgamating or merging company carries the right to vote in respect of an amalgamation or merger whether or not it otherwise carries the right to vote.
In addition, any minority shareholder receiving notice that the holders of 95% or more of a company’s shares or class of shares intend to compulsorily acquire the minority shareholder’s shares may, within one month of receiving the notice, apply to the Supreme Court of Bermuda to appraise the value of the shares.
Appraisal rights are available under Delaware law for any class or series of common shares of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is the offered consideration.
(10)Derivative Shareholder Claims
Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda Supreme Court will generally not accept that a holder of Common Shares has the right to bring such a claim directly unless:
(1)the act complained of is ultra vires or illegal and not capable for ratification by the majority of other holders of Common Shares;

(2)the act complained of constitutes a fraud on the minority where the wrongdoers control the company;

(3)the act complained of constitutes an infringement of individual rights of shareholders, such as the right to vote; or

(4)where the company has not complied with provisions requiring that the relevant act be approved by a shareholders.
Additionally, the Bermuda Companies Act provides that a shareholder is permitted to apply to the Bermuda Supreme Court to wind up Kyivstar Group Ltd. in certain limited circumstances if the court is of the opinion that it is “just and equitable” to do so, including where there has been some fraud or illegality. However, this statutory provision is seldom utilized.
Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.
(11)Indemnification of Directors and Officers
Section 98 of the Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Bermuda Companies Act. Section 98 of the Bermuda Companies Act further provides that a company may advance moneys to an officer or auditor for the costs, charges and expenses incurred by the officer or auditor in defending any civil or criminal proceedings against them, on condition that the officer or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them.
Other than any indemnification or purported indemnification of a Kyivstar Group Ltd. director or officer for fraud or dishonesty, which shall be void, our Bye-Laws permit the indemnification of the Kyivstar Group Ltd. directors and officers in respect of all actions, costs, charges, liabilities, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of the Kyivstar Group Ltd. business, or their duty, or supposed duty, or in their respective offices or trusts. Our Bye-Laws additionally provide that each holder of Common Shares agrees to waive any claim or right of action such shareholder might have, whether individually or by or in the right of Kyivstar Group Ltd., against any Kyivstar Group Ltd. director or officer on account of any action taken by such Kyivstar Group Ltd. director or officer, or the failure of such Kyivstar Group Ltd. director or officer to take any action in the performance of his or her duties with or for us or any of our subsidiaries, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to us which may attach to such Kyivstar Group Ltd. director or officer. Our Bye-Laws further provide that we may advance money to a Kyivstar Group Ltd. director or officer for the costs, charges and expenses incurred by such director or officer in defending any civil or criminal proceedings against him, on condition that he/she shall repay the advance if any allegation of fraud or dishonesty is proved against him/her.
Under Delaware law, a corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits director liability to the corporation or its shareholders for monetary damages for breaches of their fiduciary duty of care. Under Delaware law, a director’s liability cannot be eliminated or limited for: (i) breaches of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions; or (iv) transactions from which such director derived an improper personal benefit.

Delaware law provides that a corporation may indemnify a director, officer, employee or agent of the corporation against any liability or expenses incurred in any civil, criminal, administrative or investigative proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may be made only for expenses (not judgments or amounts paid in settlement) and may not be made even for expenses if the officer, director or other person is adjudged liable to the corporation (unless otherwise determined by the court). In addition, under Delaware law, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that party. Furthermore, under Delaware law, a corporation is permitted to maintain directors’ and officers’ insurance.
(12)Meeting of Shareholders
The Bermuda Companies Act requires an annual general meeting of shareholders be convened, unless waived by a unanimous resolution of our Board and of our shareholders. Kyivstar Group Ltd. is required to convene a general meeting of the holders of Common Shares at least annually on at least 10 clear days’ notice. The annual general meeting will be held in each year at such time and place as the CEO or the Board determines.
A general meeting of shareholders, including the annual general meeting may be held by such electronic means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and electronic participation in such a meeting shall constitute presence in person at such meeting.
The quorum necessary for transacting business at the Kyivstar Group Ltd. annual general meeting is the presence in person (including by electronic means) of holders holding at least fifty percent (50%) (or thirty-three and two-third percent (33²⁄₃%) at any adjourned meeting) of the issued Common Shares.
At the Kyivstar Group Ltd. annual general meeting, the Kyivstar Group Ltd. directors shall be elected or re-elected by cumulative voting, and the holders of Common Shares shall vote on such other matters as detailed in the notice convening the Kyivstar Group Ltd. annual general meeting and such other business as may properly be brought before the annual general meeting.
Under our Bye-Laws, shareholder meetings other than the annual general meeting are classed as Special General Meetings. A special general meeting of shareholders may be held when the Board or the Kyivstar Group Ltd. CEO, in their judgment, decide that such a meeting is necessary. In addition, under the Bermuda Companies Act, the Board shall, on the requisition of shareholders holding at the date of the deposit of the requisition not less than ten percent (10%) of the issued Common Shares, forthwith proceed to convene a special general meeting and the provisions of the Bermuda Companies Act shall apply. Each special general meeting shall, subject to the Bermuda Companies Act and our Bye-Laws, be held at such time and place as the CEO or the Board shall appoint.
Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.
(13)Notice of Shareholder Meetings
Bermuda law and our Bye-Laws require that at least 10 clear days’ advance notice of any general meeting (other than an adjourned meeting) shall be given to each registered holder of Common Shares entitled to attend and vote thereat, stating the date and time at which the meeting is to be held, and stating (to the extent possible) the business to be conducted at such meeting. Notice of meetings may be delivered in person, in writing delivered by mail or courier to the address of the Common Shares detailed on the Kyivstar Group Ltd. register of members, electronically, or by being posted on a website.

The Board may postpone or cancel any general meeting called in accordance with our Bye-Laws (other than a meeting requisitioned under our Bye-Laws) provided that notice of postponement or cancellation is given to each shareholder eligible to vote thereat before the time for such meeting. Fresh notice of the date, time and place for a postponed meeting shall be given to the shareholders eligible to vote at such postponed meeting in accordance with our Bye-Laws.
Under Delaware law, a company is generally required to give written notice of any meeting not less than ten days or more than sixty days before the date of the meeting to each shareholder entitled to vote at the meeting.
(14)Dividends and Other Distributions
Under Bermuda law, a company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) it is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereafter be less than its liabilities. “Contributed surplus” is defined for purposes of Section 54(2) of the Bermuda Companies Act to include the proceeds arising from donated shares, credits resulting from the redemption or conversion of shares at less than the amount set up as nominal capital, and donations of cash and other assets to the company.
Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
(15)Inspection of Corporate Records
The register of holders of Common Shares shall be open to inspection without charge at the Kyivstar Group Ltd. registered office in Bermuda, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. Other than the documents filed with the Bermuda Registrar of Companies under the Bermuda Companies Act, holders of Common Shares have no additional rights to inspect the other books and records of Kyivstar Group Ltd. The Register of Shareholders may, after notice has been given in accordance with the Bermuda Companies Act, be closed for any time or times not exceeding in the whole 30 days in each year.
Delaware law requires that a company, within ten days before a meeting of shareholders, prepare and make available a complete list of shareholders entitled to vote at the meeting. This list must be open to the examination of any shareholder for any purpose relating to the meeting for a period of at least ten days prior to the meeting, either on a reasonably accessible electronic network or during ordinary business hours at the principal place of business of the company. Delaware law also permits a shareholder to inspect the company’s books and records if the shareholder can establish that he or she is a shareholder of the company, that the shareholder has complied with Delaware law with respect to the form and manner of making demand for inspection of corporate records, and that the inspection by the shareholder is for a proper purpose.
(16)Shareholder Proposals
Under Bermuda law, upon the requisition in writing of such number of shareholders as is hereinafter specified and at their own expense (unless the company otherwise resolves), the company will be required to:
(i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution which may properly be moved and is intended to be moved at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement of not more than one thousand words with respect to the matter referred to in any proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for a requisition under the foregoing sentence is (x)

either any number of shareholders representing not less than 5% of the total voting rights of all members having at the date of the requisition a right to vote at that meeting to which the requisition relates; or (y) not less than one hundred shareholders.
Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting, although restrictions may be included in a Delaware corporation’s certificate of incorporation or bylaws.
(17)Amendment of Memorandum of Association/Certificate of Incorporation
Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.
Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Bermuda Companies Act. When such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.
Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the proposed amendment be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a greater percentage is provided for in the certificate of incorporation, a majority of the outstanding voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders’ meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the powers, preferences or special rights of any class of a company’s stock, the holders of the issued and outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, are entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s original certificate of incorporation.
(18)Amendment of Bye-Laws
Amendments to our Bye-Laws may only be effected by resolution of the Board, followed by a special resolution of the holders of Common Shares at a general meeting, being the affirmative vote of the holders of Common Shares representing not less than sixty six and two-thirds percent (66²⁄₃%) of the total voting rights of the Kyivstar Group Ltd. shareholders who (being entitled to do so) vote in person or by proxy on the resolution at such general meeting (a “Kyivstar Group Ltd. Special Resolution”).
Under Delaware law, unless the certificate of incorporation or bylaws provide for a different vote, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation have the power to adopt, amend and repeal the bylaws of a corporation.
(19)Dissolution

Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, a majority of the directors are each required to make a statutory declaration, which states that the directors have made a full inquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding-up and must file the statutory declaration with the Registrar of Companies in Bermuda. A special general meeting is required to be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding-up of the company is deemed to commence at the time of the passing of the shareholder resolution.
Voluntary liquidation of Kyivstar Group Ltd. shall require the approval of a resolution of the Board and a Kyivstar Group Ltd. Special Resolution passed at a special general meeting of the holders of Common Shares.
Under Delaware law, a corporation may voluntarily dissolve (i) if a majority of the board of directors adopts a resolution to that effect at any meeting called for such purpose and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (ii) if all shareholders entitled to vote thereon consent in writing to such dissolution.